Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

FILE NO: 58036.000021
June 12, 2017

Insmed Incorporated

10 Finderne Avenue, Building 10

Bridgewater, New Jersey 08807

Insmed Incorporated

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Virginia counsel to Insmed Incorporated, a Virginia corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of (i) 5,000,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Company’s 2017 Incentive Plan (the “Plan”), (ii) 127,160 shares of Common Stock issuable upon the exercise of an option to purchase shares of Common Stock granted pursuant to the Non-Qualified Stock Option Inducement Award Agreement, dated June 1, 2017, between the Company and Paolo Tombesi (the “Tombesi Agreement”), (iii) 109,210 shares of Common Stock issuable upon the exercise of an option to purchase shares of Common Stock granted pursuant to the Non-Qualified Stock Option Inducement Award Agreement, dated June 5, 2017, between the Company and Paul Streck (the “Streck Agreement”) and (iv) 88,060 shares (together with the shares in (ii) and (iii) above, the “Inducement Shares” and, collectively with the Plan Shares, the “Shares”) of Common Stock issuable upon the exercise of an option to purchase shares of Common Stock granted pursuant to the Non-Qualified Stock Option Inducement Award Agreement, dated September 27, 2016, between the Company and Roger Adsett (together with the Tombesi Agreement and the Streck Agreement, the “Inducement Award Agreements”), in each case, as referenced in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS  HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

www.hunton.com

Insmed Incorporated

June 12, 2017

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates of public officials and officers of the Company and such other documents, certificates and records as we have deemed necessary to render the opinions set forth herein, including, among other things, (i) the Company’s Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the Inducement Award Agreements, (iv) the Registration Statement, (v) resolutions of the Company’s Board of Directors, (vi) resolutions of the Compensation Committee of the Company's Board of Directors and (vii) a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) on June 12, 2017, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and the completion of all deliveries not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of certain documents by the Company).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials.  Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.             The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia with the corporate power to issue the Shares.

Insmed Incorporated

June 12, 2017

2.             The Shares have been duly authorized and, when and to the extent issued in accordance with the terms of, as applicable, (a) the Plan and any award agreement entered into under the Plan or (b) the Inducement Award Agreements, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton & Williams LLP